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CONTACT:

Mark L. Weinstein
President & Chief Executive Officer
Tel: (267) 757-3000

         FIRST QUARTER SERVICE REVENUES INCREASE 32% Y/Y TO $5.1 MILLION

           FIRST QUARTER COMMITTED BACKLOG UP 14% Y/Y TO $36.3 MILLION

     Newtown, PA (May 8, 2003). Bio-Imaging Technologies, Inc. ("Bio-Imaging") (AMEX: BIT) today announced its financial results for the first quarter ended March 31, 2003.

     Total revenue for the first quarter 2003 increased 20% to $5.7 million, compared with $4.7 million in the prior-year first quarter. Service revenues rose 32% to $5.1 million from $3.9 million in the 2002 first quarter, reflecting a sizable increase in projects to 115 from 104 in the first quarter 2002. Reimbursement revenues, which is comprised of pass-through costs reimbursed by customers, was $608,000 as compared to $870,000 in the first quarter 2002. Reimbursement revenues fluctuate from quarter to quarter and, therefore, management believes it is not a significant indicator of the Company's performance.

     First quarter 2003 income before income tax increased 15% to $366,562 as compared to $319,241 in the prior-year first quarter. As a result of the expected utilization of the Company's net operating loss carry-forwards in 2003 and the reversal of the related valuation allowance, the Company's provision for income taxes increased to $110,000 from $22,471 in the first quarter of 2002. Accordingly, the increase in income before income taxes was offset by the increase in the income tax provision. Net income for the first quarter 2003, including the income tax provision of $110,000 was $256,562, or $0.03 per diluted share, compared with $296,770, or $0.03 per diluted share, for the comparable quarter of 2002.

     Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, stated, "Our first quarter marked our eleventh consecutive quarter of profitability and sequential service revenue growth. Our continued strong performance is the direct result of our hard work to meet the growing demand for medical imaging services for clinical trials, as evidenced by the jump in our project work. Moreover, contracted/committed backlog, or potential revenue that remains to be earned on signed and agreed to contracts, increased 14% year-over-year to $36.3 million as of March 31, 2003.


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     "Complementing  the  increased  demand for our  products,  we are seeing an increasing recognition within the bio-pharmaceutical industry regarding the use of an independent centralized core laboratory for analysis of medical-imaging data that is derived from clinical trials and the regulatory requirements relating to the submission of this data. Also, the FDA continues to gain experience with electronic submissions and is continuing to develop guidelines for computerized submission of data, including medical images."

     Weinstein added, "In addition to our financial success, we achieved several milestones in the first quarter. We are proud of our recent listing on the American Stock Exchange and, operationally, we made several key strategic appointments. Ted Kaminer joined us as CFO bringing more than twenty years of solid financial expertise. Dr. Federico Melo came on board as our medical director and in-house radiologist, and John Blank joined our team as Managing Director of our European operation located in Leiden, The Netherlands. These appointments strengthen our infrastructure to support the continued growth of our Company."

     Weinstein concluded, "We entered 2003 with a strong quarter, trading on a major exchange and rounding-out our management team with key strategic appointments. We believe that we are financially and operationally solid with many opportunities before us, and we remain confident in growing the Company."

     Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab (Newtown PA), European Core Lab (Leiden, The Netherlands) and U.S. Business Offices (Massachusetts and California).

     Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company's critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                              - TABLES TO FOLLOW -


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                 BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share data)


                                 For the Three Months Ended
                                -----------------------------
                                  03/31/03           03/31/02       % Change
                                -----------         ----------      --------
Service revenues                $     5,097         $    3,873         32%
Reimbursement revenues                  608                870        (30%)
                                -----------         ----------
Total revenues                        5,705              4,743         20%
                                -----------         ----------
Cost of revenues                      3,947              3,397         16%
General & admin. expenses               913                592         54%
Sales & marketing expenses              451                416          8%
                                -----------         ----------
Total Costs & Expenses                5,311              4,405         21%
                                -----------         ----------
Operating income                        394                338         17%
Interest expense, net                    27                 19         47%
                                -----------         ----------
Income before income tax                367                319         15%
Income tax provision                    110                 22        390%
                                -----------         ----------
Net income                      $       257         $      297        (14%)
                                ===========         ==========
Per share income:
   Basic                        $      0.03         $     0.04
                                ===========         ==========
   Weighted Avg. Basic Shares     8,548,655          8,292,565

   Diluted                      $      0.03         $     0.03
                                ===========         ==========
   Weighted Avg. Diluted Shares  10,047,858          9,904,006


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                March 31, 2003      December 31, 2002
                                --------------      -----------------
Current assets                  $        8,195      $           7,254
Property & equip.                        3,885                  3,611
Other assets                               549                    575
                                --------------      -----------------
   Total assets                 $       12,629      $          11,440
                                ==============      =================

Current liabilities             $        6,727      $           5,874
Long-term liabilities                    1,390                  1,947
                                --------------      -----------------
   Total liabilities                     8,117                  7,821
                                --------------      -----------------
Stockholders' equity                     4,512                  3,619
                                --------------      -----------------
   Liab. & SE                   $       12,629      $          11,440
                                ==============      =================


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